Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports Third-Quarter Financial Results

Cambridge, Mass., October 23, 2013 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2013 third-quarter financial results.

Third-Quarter Financial Performance

Total revenues were $69.6 million for the third quarter of 2013, compared with $68.5 million for the third quarter of last year. Research revenues decreased 1%, and advisory services and other revenue increased 8% compared with the third quarter of last year.

On a GAAP basis, net income was $2.1 million, or $0.10 per diluted share, for the third quarter of 2013, compared with net income of $10.4 million, or $0.45 per diluted share, for the same period last year. Net income in 2012 includes a $5.5 million deferred tax benefit resulting from the settlement of a foreign tax audit.

On a pro forma basis, net income was $3.9 million, or $0.19 per diluted share, for the third quarter of 2013, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $1.9 million, amortization of $0.6 million of acquisition-related intangible assets, and net investment losses of $0.3 million. This compares with pro forma net income of $5.8 million, or $0.26 per diluted share, for the same period in 2012, which reflects a pro forma tax rate of 39%. Pro forma net income for the third quarter of 2012 excludes stock-based compensation of $1.4 million, amortization of $0.6 million of acquisition-related intangible assets, and net investment gains of $0.1 million.

“Forrester met its revenue guidance and exceeded operating margin and earnings per share for the third quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “We continue a deliberate, yearlong process to improve how we operate to better serve our clients and take advantage of emerging growth opportunities. While our recovery remains a work in progress, we are seeing positive signs in some areas of the business.”

Nine-Month Period Ended September 30, 2013, Financial Performance

Total revenues were $219.2 million, compared with $217.9 million for the same period last year.

On a GAAP basis, net income was $10.1 million, or $0.46 per diluted share, for the nine months ended September 30, 2013, compared with net income of $21.3 million, or $0.93 per diluted share, for the same period last year.

On a pro forma basis, net income was $15.4 million, or $0.71 per diluted share, for the nine months ended September 30, 2013, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $4.6 million, amortization of $1.7 million of acquisition-related intangible assets, reorganization costs of $1.9 million, and net investment losses of $0.4 million. This compares with pro forma net income of $19.1 million, or $0.83 per diluted share, for the same period in 2012, which reflects a pro forma tax rate of 39%. Pro forma net income for the nine months ended September 30, 2012, excludes stock-based compensation of $3.9 million, amortization of $1.8 million of acquisition-related intangible assets, $1.4 million of reorganization costs, and net investment gains of $0.3 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

Forrester is providing fourth-quarter 2013 financial guidance as follows:

Fourth-Quarter 2013 (GAAP):

GAAP financial guidance for the fourth quarter of 2013 excludes an estimated investment loss of $2.0 million to $2.5 million ($0.10 to $0.12 per share) related to the anticipated future sale of the company’s auction rate security portfolio.

•	Total revenues of approximately $75.5 million to $78.5 million.
•	Operating margin of approximately 3.0% to 5.0%.
•	Other income, net of zero.
•	An effective tax rate of 39%.
•	Weighted average diluted shares outstanding of approximately 20.7 million.
•	Diluted earnings per share of approximately $0.07 to $0.11.

Fourth-Quarter 2013 (Pro Forma):

Pro forma financial guidance for the fourth quarter of 2013 excludes stock-based compensation expense of $1.8 million to $2.0 million, amortization of acquisition-related intangible assets of approximately $0.6 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 6.0% to 8.0%.
•	Pro forma effective tax rate of 39%.
•	Pro forma diluted earnings per share of approximately $0.14 to $0.18.

Our full-year 2013 guidance is as follows:

Full-Year 2013 (GAAP):

GAAP financial guidance for full-year 2013 excludes an estimated investment loss of $2.0 million to $2.5 million ($0.10 to $0.12 per share) related to the anticipated future sale of the company’s auction rate security portfolio.

•	Total revenues of approximately $295.0 million to $298.0 million.
•	Operating margin of approximately 6.0% to 7.0%.
•	Other income, net of approximately $0.6 million.
•	An effective tax rate of 39%.
•	Weighted average diluted shares outstanding of approximately 21.5 million.
•	Diluted earnings per share of approximately $0.54 to $0.57.

Full-Year 2013 (Pro Forma):

Pro forma financial guidance for full-year 2013 excludes stock-based compensation expense of $6.4 million to $6.6 million, amortization of acquisition-related intangible assets of approximately $2.3 million, reorganization costs of approximately $1.9 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 10.5%.
•	Pro forma effective tax rate of 39%.
•	Pro forma diluted earnings per share of approximately $0.85 to $0.89.

Organizational Changes

On October 1, 2013, Forrester modified its operating structure in order to improve the client experience and better support future growth. The move created a single, global research organization that will provide differentiated insight for technology management and marketing professionals. Client demand continues to shift toward technology, systems, and processes that can win, serve, and retain customers. A unified research organization will be better able to help clients in what Forrester has defined as the age of the customer. The new structure also creates a single, global product organization that will provide a more consistent brand experience for clients and fuel future product innovation.

The change led to the creation of two new executive positions:

Dennis van Lingen has been named chief product officer. Van Lingen has been a member of the Forrester executive team since 2006. Prior to joining Forrester, he was a senior product manager for Nissan. Van Lingen will continue to serve as Forrester’s chief Europe, Middle East, and Africa (EMEA) officer.

Cliff Condon has been named chief research officer. Condon is a Forrester veteran, having joined the company in 1997. In that time, he has held a variety of senior research management positions. Most recently, he ran Forrester’s global events business.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly dividend of $0.15 per share payable December 18, 2013, to shareholders of record on December 4, 2013.

About Forrester Research

Forrester Research (Nasdaq: FORR) is a global research and advisory firm serving professionals in 13 key roles across three distinct client segments. Our clients face progressively complex business and technology decisions every day. To help them understand, strategize, and act upon opportunities brought by change, Forrester provides proprietary research, consumer and business data, custom consulting, events and online communities, and peer-to-peer executive programs. We guide leaders in business technology, marketing and strategy, and the technology industry through independent fact-based insight, ensuring their business success today and tomorrow. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2013, the focus and performance of Forrester’s organizational structure, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2013, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues:
Research services	$49,818	$50,300	$150,708	$151,132
Advisory services and other	19,754	18,211	68,527	66,732

Total revenues	69,572	68,511	219,235	217,864

Operating expenses:
Cost of services and fulfillment	27,584	25,736	85,397	82,502
Selling and marketing	25,771	24,309	79,617	75,709
General and administrative	9,310	8,411	27,217	26,667
Depreciation	2,292	2,262	6,954	6,510
Amortization of intangible assets	557	579	1,670	1,779
Reorganization costs	—	37	1,905	1,431

Total operating expenses	65,514	61,334	202,760	194,598

Income from operations	4,058	7,177	16,475	23,266

Other income (expense), net	(71)	357	560	896
Gains (losses) on investments, net	(296)	147	(398)	290

Income before income taxes	3,691	7,681	16,637	24,452

Income tax provision (benefit)	1,590	(2,692)	6,573	3,129

Net Income	$2,101	$10,373	$10,064	$21,323

Diluted income per share	$0.10	$0.45	$0.46	$0.93

Diluted weighted average shares outstanding	20,665	22,858	21,690	23,018

Basic income per share	$0.10	$0.46	$0.47	$0.94

Basic weighted average shares outstanding	20,117	22,398	21,226	22,573

Pro forma data (1):

Income from operations	$4,058	$7,177	$16,475	$23,266
Amortization of intangible assets	557	579	1,670	1,779
Reorganization costs	—	37	1,905	1,431
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,061	835	2,708	2,213
Selling and marketing	321	207	893	638
General and administrative	478	367	987	1,070

Pro forma income from operations	6,475	9,202	24,638	30,397

Other income (expense), net	(71)	357	560	896

Pro forma income before income taxes	6,404	9,559	25,198	31,293

Pro forma income tax provision	2,498	3,728	9,827	12,204

Pro forma net income	$3,906	$5,831	$15,371	$19,089

Pro forma diluted income per share	$0.19	$0.26	$0.71	$0.83

Diluted weighted average shares outstanding	20,665	22,858	21,690	23,018

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	September 30,	December 31,
	2013	2012
Balance sheet data:
Cash, cash equivalents and marketable investments	$166,753	$242,656
Accounts receivable, net	$37,009	$74,623
Deferred revenue	$126,665	$150,479

	Nine Months Ended
	September 30,
	2013	2012
Cash flow data:
Net cash provided by operating activities	$32,352	$43,223
Purchases of property and equipment	$(2,049)	$(4,845)
Repurchases of common stock	$(109,193)	$(26,187)
Dividends paid	$(9,425)	$(9,481)

	As of
	September 30,
	2013	2012
Metrics:
Agreement value	$210,744	$221,576
Client retention	76%	78%
Dollar retention	89%	91%
Enrichment	95%	96%
Number of clients	2,482	2,498

	As of
	September 30,
	2013	2012
Headcount:
Total headcount	1,263	1,218
Research staff	466	440
Sales staff	474	446